UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2025

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4220 North Freeway

Fort Worth, TX 76137

(Address of principal executive offices, including zip code)

(877) 415-9990

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	OMCL	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2025, Omnicell, Inc. (“Omnicell” or the “Company”) announced that Baird Radford, age 55, has been appointed Executive Vice President and Chief Financial Officer of the Company, effective August 26, 2025. A press release announcing the change in the Executive Vice President and Chief Financial Officer position is attached as Exhibit 99.1 hereto and incorporated herein by reference. Prior to joining Omnicell, Mr. Radford served as Chief Financial Officer of Allakos, Inc., a biotech company developing monoclonal antibodies for individuals with chronic conditions, from April 2021 to May 2025. From January 2020 to February 2021, Mr. Radford served as Senior Vice President of Finance of Aimmune Therapeutics Inc., exiting following the acquisition of the company by Nestle Health Science. From July 2014 to January 2020, Mr. Radford served as Chief Financial Officer of HeartFlow, Inc., a commercial-stage software services company using artificial intelligence for diagnosing and managing coronary artery disease. Prior to HeartFlow, Mr. Radford served as Vice President of Finance at Intuitive Surgical, Inc. and held various roles at eBay Inc., including Vice President of European Finance as well as Vice President Corporate Controller and Chief Accounting Officer. Mr. Radford began his professional career in the audit practice of PricewaterhouseCoopers after receiving his Bachelor of Business Administration degree from Ohio University.

There are no arrangements or understandings between Mr. Radford and any other persons pursuant to which Mr. Radford was appointed as an executive officer of the Company. There are no family relationships between Mr. Radford and any director or executive officer of the Company. There are not any transactions or relationships between the Company and Mr. Radford that would require disclosure pursuant to Item 404 of Regulation S-K.

In his role as Executive Vice President and Chief Financial Officer of the Company, Mr. Radford will be compensated at an initial base salary of $525,000 per annum. In addition, upon approval by the Company’s Board of Directors or a committee thereof, he will also receive: (i) a one-time equity award with a grant date target value of $1,000,000 in the form of restricted stock units (“RSUs”), 25% of which will vest on November 15, 2026 following the one-year anniversary of the grant date and the remaining 75% of which will vest in equal amounts over the subsequent twelve quarters (on each of February 15, May 15, August 15 and November 15, respectively); and (ii) a 2026 annual equity award consisting of: (a) RSUs with a grant date target value of $1,150,000, one-third (1/3) of which will vest following the one-year anniversary of the grant date and the remaining two-thirds (2/3) will vest in equal amounts on the two- and three-year anniversaries of the grant date, respectively; and (b) performance-based restricted stock units (“PSUs”) with a grant date target value of $1,150,000 of which Mr. Radford will have an opportunity to earn between 0% and 200% of the PSUs, based upon the Company’s relative total stockholder return percentile ranking performance over a three-year period, which PSUs if earned will vest in their entirety following the three-year anniversary of the grant date.

Mr. Radford will be eligible to participate in the Omnicell, Inc. Executive Bonus Plan (amended and restated May 2025) (the “Executive Bonus Plan”) pursuant to which he will have a target cash bonus of 90% of his annual base salary, and actual payout “earned” will be between 0% to 200% of his bonus target annually, to be determined based on the achievement of Company financial results and annual incentive goals, further prorated for the 2025 plan year by calculating his payout using his actual earned income, subject to changes at the discretion of the Company or the Compensation Committee of the Board of Directors and the terms of the Executive Bonus Plan.

In addition, Mr. Radford is eligible for certain severance benefits set forth in the Company’s Executive Severance Plan, as well as indemnity protection under an indemnity agreement with the Company. Mr. Radford will also be entitled to certain perquisites, including comprehensive annual financial planning, a comprehensive annual physical, and reimbursement for certain expenses, as well as participation in any of the Company’s employee general health and welfare benefit plans made available to all similarly situated U.S. employees.

A copy of the offer letter entered into by and between the Company and Mr. Radford will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2025.

In connection with and effective upon Mr. Radford’s appointment, Nchacha Etta will step down from his role as the Company’s Executive Vice President and Chief Financial Officer and will remain as an executive adviser to the Company until his separation from the Company, effective November 15, 2025.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

99.1	Press Release entitled “Omnicell Appoints Baird Radford as Executive Vice President and Chief Financial Officer” dated August 25, 2025

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Date: August 25, 2025	/s/ Corey J. Manley
Corey J. Manley
Executive Vice President and Chief Legal and Administrative Officer